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                                                                   EXHIBIT 10.12

                                Aveta, Inc.                 (201) 969-2300 Main
[AVETA LOGO]                    173 Bridge Plaza North       (201)969-2339 FAX
                                Fort Lee, NJ 07024           www.aveta.com


February 19, 2006

John S. Brittain, Jr.
123 Whittredge Road
Summit, NJ 07901

Dear John:

      This letter will confirm our offer of employment and your acceptance to join Aveta Inc., a Delaware corporation (the "Company"). We are looking forward to having you join US as a key member of our team.

      A summary of the terms of the offer are as follows:

1. Start Date - Your employment will start on a date that we mutually agree to but not later than February 28, 2006.

2. Base Salary - You will be paid an annual base salary (the "Base Salary') of $350,000 on our regular payroll schedule, and will be an exempt employee ineligible for overtime pay. Your Base Salary will be reviewed annually based on merit and performance by the Board of Directors or a committee thereof, but in no event will your Base Salary be reduced as a result of such review.

3. Vacation - You will be entitled to four (4) weeks vacation per year, subject to the Company's policy on accrual and utilization.

4. Title and Duties - Your initial position with the Company will be Chief Financial Officer ("CFO"),based in our Fort Lee, New Jersey office. As the CFO you will initially report to me.

5. Bonus Incentive - You will be eligible for an annual Bonus Incentive with a combined annual target equal to one hundred percent (100%) of your then current Base Salary.

6. Mechanics of Bonus Incentive - Your bonus will be payable based on the financial performance of the Company and your achievement of objective performance goals mutually agreed to by you and I, in writing, within thirty (30) days after your start date. The Bonus Incentive has two components - an annual cash bonus and a long-term deferred compensation bonus. The annual cash bonus will constitute 50% of the Bonus Incentive and the long-term deferred compensation bonus will constitute 50% of the Bonus Incentive. Each annual cash bonus shall be payable within thirty
      (30) days after completion of the Company's annual audit. The long-term deferred compensation bonus shall be earned and payable on the earlier: of
      (i) three years after its set aside date or (ii) thirty (30) days after a triggering event. For the purpose of this Paragraph, a triggering

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      event includes the end of the Restricted Period, a termination by the
      Company without "Cause," "Change Of Control," and/or a "Termination For Good Reason" (as those are defined below). It is intended that the deferred bonus compensation shall not be taxable income to you until it is due and payable. In the event it is deemed to be taxable prior to its payment date, the Company shall immediately pay you an amount sufficient to pay all income taxes relating to the income amount deemed to be taxable income.

7. Equity Compensation - The Company is in the process of finalizing its Option Incentive Plan (the "PLAN") having converted from a limited liability company to a corporation. In consideration of your agreements contained in this Offer Letter, you will be granted, an option that will not be deemed an incentive stock option under the internal revenue code (a "NSO") to purchase from the Company 400,000 shares of common stock of the Company ("Company Stock") at a strike price equal to $13.50 (the "Equity Grant"). The NSO shall have an expiration date of no less than six years from the "Grant Date". The Equity Grant may be exercised in whole or in part from the applicable vesting date until the earlier of the option expiration date or ninety (90) days from the termination of your employment. The Equity Grant shall vest so long as you are an employee of the Company in accordance with the vesting schedule outlined below:

            i. The NSO will become vested twenty five percent (25%) (an option to purchase 100,000 shares) on the first anniversary of the Start Date (the "First Vesting Date").

            ii. The NSO will become vested twenty five percent (25%) (an option to purchase 100,000 shares) on the second anniversary of the Start Date (the "Second Vesting Date")

            iii. The NSO will become vested twenty five percent (25%) (an option to purchase 100,000 shares) on the third anniversary of the Start Date (the "Third Vesting Date")

            iv. The NSO will become vested twenty five percent (25%) (an option to purchase 100,000 shares) on the fourth anniversary of the Start Date (the "Fourth Vesting Date")

      Notwithstanding the foregoing or any other terms of this letter, any and all unvested portions of the NSO Grant shall become vested upon the occurrence while you are an employee of the Company of a Change of Control. If you terminate your employment for Good Reason or the Company terminates your employment without Cause after the First Vesting Date, the portion of the NSO scheduled to vest at the next scheduled vesting date shall vest to the extent of one hundred thousand (100,000) shares multiplied by (x) the number of months elapsed from the last vesting date through the date of termination divided by (y) twelve. If you terminate your employment for Good Reason or the Company terminates your employment without Cause before the First Vesting Date, the portion of the NSO scheduled to vest at the first Vesting Date shall become immediately vested.

8. Benefits - You will be eligible to participate in all Company-sponsored employee benefit plans according to their terms. Moreover, you will eligible to receive all benefits that are extended to all other senior executives as a group (excluding Messrs. Straus and Mark).

9. Employment Eligibility - Your employment is contingent upon (i) your completion of INS Form 1-9 and establishment of your eligibility to work in the United States within

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      three business days of your start date and (ii) satisfactory completion of reference verification and a background check.

10. Employment Relationship - Your employment relationship with the Company will be at will. Either you or the Company may terminate that relationship for any lawful reason at any time, with or without notice, subject to the foregoing. You and the Company hereby acknowledge that no express or implied commitment or promise of employment for any period of time has been made, and that the at-will nature of this employment relationship may not be altered hereafter, except through a written agreement signed by you and an authorized officer on behalf of the Company. The Company may terminate your employment relationship at any time after providing thirty
      (30) days written notice to you. Regardless of the basis of your termination, the Company shall pay you the following amounts upon termination: (i) any accrued but unpaid Base Salary for services rendered by you to the date of termination; and (ii) any accrued but unpaid expenses that are subject to reimbursement in accordance with Company policy.

11. Termination for Good Reason. You may terminate this Agreement for Good Reason upon 60 days' written notice to the Company, unless such events are corrected in all material respects by the Company within 30 days following written notification by you to the Company, provided that such notice is given within 90 days of your discovery of the Good Reason event. "Good Reason" shall mean, without the express written consent of you, the occurrence of any of the following events:

            i. You shall (except temporarily during any period of disability or incapacity) cease to have a position, duties, responsibilities, authorities or titles consistent with that of the Chief Financial Officer of the Company or any assignment to you of duties or responsibilities not commensurate with such position;

            ii. a change in your reporting relationship such that you no longer report to me or the then current Chief Executive Officer of the Company, to the Board of Directors or to an executive at a higher level;

            iii. a reduction by the Company in your Base Salary (unless there is a reduction of compensation applicable to senior executives of the Company generally); or

            iv. the imposition of a requirement for your relocation to an office at a facility or a location more than thirty (30) miles from the Company's current headquarters location in Fort Lee, New Jersey.

12. Severance Payments. In the event that (x) the Company terminates your employment for a reason other than your voluntary resignation, death, disability or termination by the Company for "Cause" (as defined below) or
      (y) you terminate your employment for "Good Reason", and in consideration of your agreement to the covenants and restrictions set forth on Exhibit A, the Company agrees to provide the following severance benefits within thirty (30) days of the cessation of your employment relationship:

      The Company shall: (i) provide continued payments to you, in the same periodic installments as your salary was paid, of your Base Salary, for a period of twelve (12) months following termination by the Company; (ii) reimburse you on a monthly basis for your out of pocket payments under COBRA to elect to continue medical and dental benefits for a period of up to twelve (12) months following the termination or until such

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time as you become eligible for substantially similar benefits at a subsequent employer; (iii) payment for all accrued but unused vacation; and (iv) outplacement services in an amount not to exceed $25,000.

If your employment relationship ends as a result of your voluntary resignation or termination by the Company for any reason other than for "Cause" within a 12 month period following a "Change of Control" occurring at any point during your employment relationship, you will be entitled to each and every benefit conferred in the preceding paragraph, plus an additional one-time lump sum payment of 100% of your then-current annual Base Salary, to be paid within thirty (30) days of the cessation of your employment.

Payment of these severance benefits set forth herein shall be subject to the execution and delivery of a separation agreement containing appropriate and customary releases of the Company in the form hereto attached as Exhibit B.

For the purpose of this Offer Letter, these terms shall have the following meanings:

   The term "Cause" shall mean any of the following, as determined by the Company in good faith: (i) perpetration by you of malfeasance, misappropriation, or fraud against or affecting the Company or any of its parents, subsidiaries, or successors (collectively, the "Company Group");
   (ii) any reckless, willful or intentional act by you that could reasonably be expected to materially injure the reputation, business or business relationships of any member of the Company Group, (iii) indictment by you or a conviction (including conviction on a nolo contendere plea) of you of any felony or a misdemeanor involving fraud or dishonesty; or (iv) the breach of any restriction or covenant set forth in Exhibit A, after providing you with reasonable written notice and the ability to cure such breach.

   "Change of Control" shall be deemed to occur following any transaction if:
   (a) any Person (other than (i) Daniel Straus and/or Joseph Mark, or any Person they control by virtue of having the right to directly or indirectly select or elect a majority of the Board or other controlling Persons of the Company, (ii) the Company, (iii) any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or (iv) any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of common stock of the Company), becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the combined voting power of the then outstanding securities of the Company (or its successor corporation), in one transaction or a series of related transactions; or (b) the stockholders of the Company approve a plan for the complete liquidation of the Company or (c) the consummation of the sale or disposition by the Company of all or substantially all of the Company's assets in one transaction or a series of related transactions other than (i) the sale or disposition of all or substantially all of the assets of the Company to a Person or Persons who beneficially own, directly or indirectly, at least 50% or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale, or (ii) pursuant to a spin-off type transaction, directly or indirectly, of such assets to the stockholders of the Company.

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This Offer Letter, attachments hereto and agreements within may not be modified, altered or changed except upon express written consent of both parties specifically stating the intent to modify this Agreement. Moreover, this Agreement sets forth the entire agreement between the parties hereto related to the matters contained herein.

John, the Company provides an extraordinary opportunity for all of us, and we are excited to have you join the team.

Please acknowledge your acceptance by signing one copy of this letter and returning it to Keith Brauer.

Sincerely yours,

/s/ Timothy J. O'Donnell
------------------------------
Timothy J. O'Donnell
President & CEO

Cc: Keith Brauer

ACCEPTED AND AGREED

/s/ John S. Brittain
------------------------------
John S. Brittain, Jr.

February 22, 2006

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                              EXHIBIT A - COVENANTS

1. Proprietary Information. You acknowledge that the Company and other members of the Company Group will give you access to and use of Proprietary Information and Confidential Records (as those terms are defined below) of members of the Company Group. In consideration of being granted such access and use, and in consideration of the agreement to make the payments specified in the offer letter attached hereto, you covenant that you shall not during your employment by any member of the Company Group (the "Employment Period") or at any time thereafter (irrespective of the circumstances under which your employment terminates), directly or indirectly: (a) use for your own purpose or for the benefit of any individual or entity other than any member of the Company Group, nor (b) otherwise disclose to any individual or entity, any Confidential Records or Proprietary Information of which you have knowledge, unless such disclosure has been specifically authorized in writing by an officer of the Company or is required by law. You acknowledge and understand that the term "Proprietary Information" shall mean: (i) all inventions, know-how, technology, formulas, designs, software, programs, algorithms, products, systems, applications, processes, procedures, methods and improvements and enhancements, and all related documentation, whether or not patentable, copyrightable or entitled to other forms of protection, utilized by any member of the Company Group or which are directly related to the Business (as defined below); (ii) the name and/or address of any customer or vendor of any member of the Company Group or any information concerning the transactions or relations of any customer or vendor of any member of the Company Group with any member of the Company Group, their affiliates or any of their stockholders, members, principals, directors, officers, employees or agents; (iii) any financial information relating to any member of the Company Group and their respective businesses, including, without limitation, information relating to pricing or marketing methods, sales margins, cost or source of materials, supplies or goods, capital structure, operating results or borrowing arrangements; (iv) any information which is generally regarded as confidential or proprietary in any line of business engaged in by any member of the Company Group; (v) any business plans, budgets, advertising or marketing plans of any member of the Company Group; (vi) any information contained in any of the written or oral policies and procedures or manuals of any member of the Company Group; (vii) any information belonging to customers, vendors or affiliates of any member of the Company Group or any other individual or entity which any member of the Company Group has agreed to hold in confidence; and (viii) all written, graphic and other material (in any medium whether in writing, on magnetic tape or in electronic or other form) containing any of the foregoing. You acknowledge and understand that information that is not novel or is not copyrighted, trademarked or patented, or eligible for such or any other protection, may nonetheless be Proprietary Information. The term "Proprietary Information" shall NOT include information generally available to the public other than as a result, of a disclosure in violation of this Exhibit A.

2. Confidentiality and Surrender of Records. You shall not during the Employment Period or at any time thereafter (irrespective of the circumstances under which your employment terminates), except as required by law or as is necessary for the performance of your duties as an employee, and only upon prior written notice thereof to the Company, directly or indirectly, publish, make known or in any manner disclose any Confidential Records to, or permit any inspection or copying of Confidential

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Records by, any individual or entity. You shall not retain, and shall deliver promptly to the Company, all copies of any of the same upon termination of your employment for any reason or upon request by the Company. For purposes of this Exhibit A, "Confidential Records" means, without limitation, all correspondence, memoranda, files, manuals, books, lists, financial, operating or marketing records and customer and vendor records containing any Proprietary Information (in any medium whether in writing, on magnetic tape or in electronic or other form) or equipment of any kind which may be in your possession or under your control or accessible to you. All Confidential Records shall be and remain the sole and exclusive property of the Company during the Employment Period and thereafter.

3. Developments the Property of the Company. All discoveries, inventions, ideas, technology, formulas, designs, software, programs, algorithms, products, systems, applications, processes, procedures, methods and improvements and enhancements conceived, developed or otherwise made or created or otherwise produced by you at any time, alone or with others, and relating or useful to the Business, whether or not subject to patent, copyright or other protection and whether or not reduced to tangible form, during the Employment Period ("Developments"), shall be the sole and exclusive property of the Company. You agree to, and hereby do, assign to the Company, without any further consideration, all your right, title and interest throughout the world in and to all Developments. You agree that all such Developments that are copyrightable may constitute works made for hire under the copyright laws of the United States and, as such, acknowledge that the Company is the author of such Developments and owns all of the rights comprised in the copyright of such Developments and you hereby assign to the Company without any further consideration all of the rights comprised in the copyright and other proprietary rights you may have in any such Development to the extent that it might not be considered a work made for hire. You shall make and maintain adequate and current written records of all Developments and shall disclose all Developments promptly, fully and in writing to the Company promptly after development of the same, and at any time upon request. Furthermore, you hereby irrevocably constitute and appoint the Company and any officer, employee or agent thereof, with full power of substitution, as your true and lawful attorney-in-fact with full irrevocable power and authority to take all appropriate action and to execute any and all such assignments and other documents necessary to effectuate the foregoing. You hereby agree to execute and deliver to the Company such documents and instruments as the Company may reasonably request from time to time to effectuate the purposes of this section. With respect to Developments that are not owned by or assigned to the Company pursuant to this Section, You hereby agree that the Company shall have, and you hereby grant to the Company, a perpetual, worldwide, irrevocable, royalty-free, fully paid-up, exclusive license to use for any and all purposes and in any manner any such Developments that are within the scope of the Company's or other members of the Company Group's actual and anticipated business.

4. Noncompetition. You will be a key representative of the Company Group and will possess unique knowledge of the Company Group and its operations. The future prospects of the Company Group are dependent in significant part on your knowledge, contacts and efforts and in the course of your employment relationship you will represent the Company Group in its dealings with payors, providers, customers, suppliers and employees, and the competitive survival and goodwill of the Company

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Group will be dependent upon its maintaining favorable relations with payors, providers, customers, suppliers and employees. The provisions contained in this
Section 4 are required to preserve such future prospects. Except as provided below, during the Employment Period and for a period of twelve (12) months thereafter (the "Restricted Period"), you shall not without the prior written consent of the Chief Operating Officer or President or Chief Executive Officer of the Company, either directly, indirectly, separately or in association with others;

            (i) engage in the operation of or have any financial interest in (whether as an officer, employee, partner, owner, lender, shareholder, member, operator, consultant or otherwise) any person, firm, corporation or business that itself engages in, or through a subsidiary or Affiliate engages in, any element of the Business; or

            (ii) solicit, accept, or conduct, or cause or encourage others to solicit, accept or conduct Business with any person who, during the Employment Period or the one year period prior to the date hereof was a customer or with or to whom the Company or any other member of the Company Group made a proposal or offer as a potential provider to, customer of, or payor to, the Company or any other member of the Company Group; or

            (iii) employ, attempt to employ, or cause or encourage others to employ or interfere, or otherwise interfere or attempt to interfere, with the employment, contractual or other business relationships between the Company or any other member of the Company Group, on the one hand, and any of its officers, managers, partners, directors, employees, customers, providers, payors, suppliers or agents, on the other hand; or

            (iv) directly or indirectly advise or encourage any director, officer, manager, employee, agent, consultant or representative or client of, or vendor or supplier to the Company or any other member of the Company Group to terminate his, her or its relationship with the Company or any other member of the Company Group or to reduce the amount of business it does with the Company or any other or any other member of the Company Group.

      5. Miscellaneous.

            (i) Nothing in this Agreement shall prohibit you from owning five percent (5%) or less of the issued and outstanding securities of a company which is engaged in the Business whose securities are listed on a national securities exchange or listed on the NASDAQ National Market System.

            (ii) If any portion of the covenants set forth in this Exhibit A above shall be held unreasonable because of the term, geographic zones, activities or services, or other matters covered thereby, the covenants shall nevertheless be enforced in such reasonably reduced scope or form as may be determined by a court of competent jurisdiction.

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                  (iii) You acknowledge that the Company would not enter into this employment relationship without the assurance that you will not engage in any of the activities prohibited by this Exhibit A for the periods set forth herein.

                  (iv) For purposes of any provision of this Exhibit A, "directly or indirectly" means in your individual capacity for your own benefit or for the benefit of any other person, or as a shareholder, partner, member or other principal, officer, director, trustee, manager, employee, agent or consultant of or to any person whatsoever.

                  (v) You acknowledge and agree that, by virtue of your position, services and access to and use of Confidential Records and Proprietary Information, any violation by you of any of the undertakings contained in this Exhibit A would cause the Company and other members of the Company Group immediate, substantial and irreparable injury for which they have no adequate remedy at law. Accordingly, you agree that in the event of your breach or threatened breach of any said undertakings, the Company and other members of the Company Group will be entitled to temporary and permanent injunctive relief in any court of competent jurisdiction (without the need to post bond and without proving that damages would be inadequate).

                  (vi) The rights and remedies provided for in this Exhibit A are cumulative and shall be in addition to rights and remedies otherwise available to the parties hereunder or under any other agreement or applicable law. If the final judgment of a court of competent jurisdiction declares that any provision of this Exhibit A is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power, and is hereby directed, to reduce the scope, duration or area of the provision, to delete specific words or phrases and to replace any invalid or unenforceable provision with a provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable provision, and the provisions of this Exhibit A shall be enforceable as so modified.

                  (vii) During the Employment Period and thereafter until the end of the Restricted Period, you agree that upon the earlier of you (x) negotiating with any entity involved in any component of the Business at any location that is a Restricted Location (a "Competitor") concerning your possible employment or engagement by the Competitor, (y) receiving an offer of employment or engagement from a Competitor, or (z) becoming employed or engaged by a Competitor, you will immediately provide notice to the Company of such circumstances and provide copies of this Exhibit A to the Competitor. You further agree that the Company may provide notice to a Competitor of your obligations hereunder this Agreement.

                  (viii) You understand that the provisions of this Exhibit A may limit your ability to earn a livelihood but nevertheless agree and hereby acknowledge that the consideration provided under this letter is sufficient to justify the restrictions contained in such provisions. In consideration thereof and in light of your education, skills and abilities, you agree that

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                  you will not assert in any forum that such provisions prevent you from earning a living or otherwise are void or unenforceable or should be held void or unenforceable.

For purposes of this Exhibit A, Business shall mean any business that operates in any of the following businesses in the Commonwealth of Puerto Rico or in any county in which a member of the Company Group operated or has applied to operate during the Employment Period: (i) a health plan (a "Health Plan") authorized pursuant to the Medicare Advantage program or (ii) a business that (X) operates or manages Health Plan(s), (y) performs or arranges for medical services for Health Plans (either on a capitated, risk sharing or fee for service basis) and/or (Z) provides services to or on behalf of Health Plans in the areas of medical management, risk adjustment, medical network operations or administration; plan design, pricing, utilization or quality control.

ACCEPTED AND AGREED:

/s/ John S. Brittain
------------------------------
John S. Brittain, Jr.
February 22, 2006

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                           EXHIBIT B - FORM OF RELEASE

Employee hereby irrevocably and unconditionally releases, acquits and forever discharges Aveta Inc. (the "Company") and each of its owners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, divisions, parents, subsidiaries, affiliates (and agents, directors, officers, employees, representatives and attorneys of such divisions, subsidiaries and affiliates), and all persons acting by, through under or in concert with any of them (collectively "Releases"), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorney's fees and costs actually incurred), of any nature whatsoever pertaining to his employment agreement and employment with or separation from the Company, known or unknown (hereafter referred to as "Claim" or "Claims"), which Employee now has, owns or holds, or claims to have, own or hold, or which Employee at any time hereafter may have, own or hold, or claim to have, own or hold, against each or any of the Releases. This includes a release of any rights or claims Employee may have under the Age Discrimination in Employment Act, which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; or any other federal, state or local laws or regulations prohibiting employment discrimination. This also includes a release by Employee of any claims for wrongful discharge. This release does not include, however, a release of Employee's right, if any, to pension, retiree health or similar benefits under the Company's applicable retirement program. This Agreement does not waive or release any rights or claims that Employee may have under the Age Discrimination in Employment Act which arise after the date Employee signs this Agreement.

Brittain understands that Aveta may need to contact him to obtain information regarding various business matters. Brittain agrees to respond promptly to Aveta's requests for such information. Brittain also agrees to cooperate fully with Aveta with respect to any business matter, including but not limited to ongoing or future litigation or investigation, regulatory or otherwise, about which it is reasonably believed that Brittain has knowledge, or with which he was involved, as a result of or during his employment with Aveta. Such cooperation may include, without limitation, providing information, meeting with Aveta representatives, or testifying on Aveta's behalf. Aveta agrees to reimburse Brittain for the reasonable out of pocket expenses Brittain incurs in providing such cooperation. In the event, due to a conflict, Brittain is required to retain separate counsel, Aveta will provide and pay for such counsel, reasonably acceptable to Brittain.

Employee expressly waives and relinquishes all rights and benefits afforded by any statute or judicial doctrine to the general effect that:

                  "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him, must have materially affected his settlement with the debtor."

and does so understanding and acknowledging the significance and consequence of such waiver.

Thus, notwithstanding the provisions of such a statute or judicial doctrine, and for the purpose of implementing a full and complete release and discharge of the Releases, Employee expressly

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acknowledges that this General Release is intended to include in its effect, without limitation, all Claims which Employee does not know or suspect to exist in Employee's favor at the time of execution hereof, and that this General Release contemplates the extinguishment of any such Claim or Claims.

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